--------
|FORM 4|
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                                                          OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER SUBJECT           ------------------------------
    TO SECTION 16. FORM 4 OR FORM 5               OMB Number:          3235-0287
    OBLIGATIONS MAY CONTINUE.  SEE                Expires:      January 31, 2005
    INSTRUCTION 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  LaPenta                           Robert                 V.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                       c/o L-3 Communications Corporation
                                600 Third Avenue
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                                    (Street)

  New York,                        New York              10016
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

     L-3 Communications Holdings, Inc. (LLL)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     February 6, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify title below)

     President and Chief Financial Officer
     -----------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================


                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                       2A.                       Securities Acquired (A) or      Securities     ship
                            2.         Deemed       3.           Disposed of (D)                 Beneficially   Form:     7.
                            Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
1.                          action     Date, if     Code         ------------------------------- Following      (D) or    Indirect
Title of Security           Date       any          (Instr. 8)                   (A)             Reported       Indirect  Beneficial
(Instr. 3)                  (Month/    (Month/      ------------                 or              Transaction(s) (I)       Ownership
                            Day/Year)  Day/Year)    Code     V      Amount      (D)    Price     (Instr. 3 & 4)(Instr. 4) (Instr. 4)
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

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instructions 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)

                                                                SEC 1474 (09-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
            2.                                                                                            Secur-    of
            Conver-                              5.                             7.                        ities     Deriv-   11.
            sion                                 Number of                      Title and Amount          Bene-     ative    Nature
            or                                   Derivative    6.               of Underlying     8.      ficially  Secur-   of
            Exer-              3A.       4.      Securities    Date             Securities        Price   Owned     ity:     In-
            cise               Deemed    Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-   Direct   direct
            Price    3.        Execut-   action  or Disposed   Expiration Date  ----------------  Deriv-  ing       (D) or   Bene-
1.          of       Trans-    ion       Code    of (D)        (Month/Day/Year)           Amount  ative   Reported  In-      ficial
Title of    Deriv-   action    Date, if  (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-    direct   Owner-
Derivative  ative    Date      any       8)      4, and 5)     Date     Expira-           Number  ity     action(s) (I)      ship
Security    Secur-   (Month/   (Month/   ------  ------------  Exer-    tion              of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Day/Year) Day/Year) Code V   (A)   (D)    cisable  Date    Title     Shares  5)      4)        4)       4)
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

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Put option   Note 1  2/5/03    2/6/03    J/K(1)    1           5/5/04   5/5/04  Common    300,000  Note 1    1       D
(right to                                                                       Stock
sell)
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
EXPLANATION OF RESPONSES:




         /s/ Christopher C. Cambria                              2/11/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Christopher C. Cambria
      Authorized Signatory



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                SEC 1474 (09-02)

                                Robert V. LaPenta
                              Attachment to Form 4
                        L-3 Communications Holdings, Inc.
                                February 6, 2003



Note 1 The Reporting Person entered into a hedging arrangement termed a "variable prepaid forward agreement" with a securities broker effective as of February 5, 2003 and relating to 300,000 shares of the Issuer's Common Stock, $0.01 par value per share (the "Shares"). The arrangement is reflected in Table II as the acquisition of a put option. Following the scheduled expiration date of May 5, 2004, the number of Shares deliverable upon exercise of the put may vary, reflecting a minimum price of $43.1533 per share and a maximum price of $51.7840 per share for the Shares, in each case subject to adjustment for dividends received and other events.